Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 28, 2013.

Amendment No. 2 to Pricing Supplement to the Prospectus dated September 19, 2011, the Prospectus Supplement dated September 19, 2011, the General Terms Supplement dated August 24, 2012 and the Product Supplement No. 1628 dated August 24, 2012 — No.

The Goldman Sachs Group, Inc. $ Morningstar® Wide Moat Focus Target Volatility 20 IndexSM -Linked Trigger Medium-Term Notes, Series D, due

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be March 29, 2019) is based on the performance of the Morningstar® Wide Moat Focus Target Volatility 20 IndexSM (index) as measured from the trade date (expected to be March 26, 2013) to and including the determination date (expected to be March 26, 2019).

If the final index level (the closing level of the index on the determination date) is equal to or greater than the trigger level (between 75.00% and 70.00% (set on the trade date) of the initial index level (set on the trade date)), then the return on your notes will equal the greater of (i) 0.00% and (ii) the index return (the percentage increase or decrease in the final index level from the initial index level). If the final index level is less than the trigger level, then the return on your notes will equal the index return. You will receive less than the face amount of your notes on the stated maturity date if the final index level is less than the trigger level, and you will lose your entire investment in the notes if the final index level is zero.

The index allocates exposure between the Morningstar® Wide Moat Focus Total Return IndexSM (base index) and a hypothetical cash position based on the volatility of the base index over the prior 20 or 60 trading days, whichever is greater, less 3-month USD LIBOR.  The index maintains a volatility target of 20% by allocating exposure between the base index and a hypothetical cash position (which earns interest based on the federal funds effective rate).  As described herein, when volatility is higher than 20% the exposure to the base index decreases and when volatility is lower than 20% the exposure to the base index increases.  If the volatility of the index with 100% exposure to the base index is less than 20%, the index exposure to the base index will be increased to a level necessary to achieve 20% volatility, but no more than 150% of the then current base index exposure.  The cost of funds hypothetically required to increase such exposure will be deducted from the index return.  Any declines in the index will be magnified if the base index exposure exceeds 100%.  You will receive a positive return on your notes only if the return on the exposure to the base index and the cash position exceeds the return on 3-month USD LIBOR accrued over the relevant period.

The base index tracks the performance of companies that the index sponsor believes have a sustainable competitive advantage, which the index sponsor refers to as a “wide economic moat”.  The base index, which is reconstituted and rebalanced on a quarterly basis, consists of an equally weighted basket of the 20 U.S. stocks with a wide economic moat that have the lowest ratios of current market price to fair value price, as determined by the index sponsor.  Many of the criteria used by the index sponsor to determine whether a stock has a wide economic moat, as well as the fair value price of a stock, are subjective.

On the stated maturity date, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

•                  if the final index level is equal to or greater than the trigger level, the sum of (a) $1,000 plus (b) the greater of:

•                  (i) the product of the index return times $1,000; and

•                  (ii) $0; or

•                  if the final index level is less than the trigger level, the sum of (a) $1,000 plus (b) the product of the index return times $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page PS-16.  The foregoing is only a brief summary of the terms of your notes and is subject to the additional disclosure provided herein.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $       per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $       per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through                             .

Original issue date:	expected to be March 28, 2013	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Pricing Supplement dated               , 2013.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc., references to the “accompanying general terms supplement” mean the accompanying general terms supplement, dated August 24, 2012, of The Goldman Sachs Group, Inc. and references to the “accompanying product supplement no. 1628” mean the accompanying product supplement no. 1628, dated August 24, 2012, of The Goldman Sachs Group, Inc.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Trigger Notes” on page S-35 of the accompanying product supplement no. 1628 and “Supplemental Terms of the Notes” on page S-12 of the accompanying general terms supplement. Please note that certain features, as noted below, described in the accompanying product supplement no. 1628 and general terms supplement are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1628 or the accompanying general terms supplement.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Underlier:  the Morningstar® Wide Moat Focus Target Volatility 20 IndexSM (Bloomberg symbol, “MWMF20 Index”), as published by Morningstar, Inc. (the “underlier sponsor”); see “The Underlier” on page PS-27. Additional information about the underlier is available at the following websites: http://corporate.morningstar.com/us/documents/Indexes/MorningstarTargetVolatility.pdf and http://corporate.morningstar.com/US/documents/Indexes/WideMoatFocusTargetVotalityFactSheet.pdf.  We are not incorporating these websites or any material included on such websites into this pricing supplement.

Base Index: the Morningstar® Wide Moat Focus Total Return IndexSM (Bloomberg symbol, “MWMFTR Index”), as published by the underlier sponsor; see “The Base Index” on page PS-31. Additional information about the base index is available at the following website: http://corporate.morningstar.com/us/documents/Indexes/ConstructionRulesWideMoatFocusIndex.pdf. We are not incorporating by reference this website or any material it includes into this pricing supplement.

Specified currency:  U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying product supplement no. 1628:

•                  type of notes: notes linked to a single underlier

•                  exchange rates: not applicable

•                  averaging dates: not applicable

•                  redemption right or price dependent redemption right: not applicable

•                  cap level: not applicable

•                  buffer level: not applicable

•                  supplemental amount: not applicable

Face amount:  each note will have a face amount of $1,000; $              in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than face amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-19 of this pricing supplement

Supplemental discussion of U.S. federal income tax consequences: you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 1628. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  Final regulations released by the U.S. Department of the Treasury on January 17, 2013 state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance” in the accompanying prospectus and “Supplemental Discussion of Federal Income Tax Consequences — Foreign Account Tax Compliance” in the accompanying product supplement no. 1628) will generally not apply to obligations that are issued prior to January 1, 2014; therefore, the notes will not be subject to FATCA withholding.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if a trigger event occurs during the measurement period, the sum of (i) $1,000 plus (ii) the product of the underlier return times $1,000; or

•                  if a trigger event does not occur during the measurement period, the sum of (i) $1,000 plus (ii) the greater of:

•                  the product of the underlier return times the upside participation rate times $1,000; and

•                  the product of the contingent minimum return times $1,000

Initial underlier level (to be set on the trade date):

Final underlier level:  the closing level of the underlier on the determination date, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-17 of the accompanying general terms supplement and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-21 of the accompanying general terms supplement

Underlier return:  the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Upside participation rate: 100.00%

Measurement period: the determination date

Trigger event: the closing level of the underlier has declined, as compared to the initial underlier level, by more than the trigger buffer amount during the measurement period

Trigger buffer amount (to be set on the trade date):  between 25.00% and 30.00%

Trigger level:  between 75.00% and 70.00% of the initial underlier level

Contingent minimum return:  0.00%

Trade date:  expected to be March 26, 2013

Original issue date (settlement date) (to be set on the trade date):  expected to be March 28, 2013

Determination date (to be set on the trade date): expected to be March 26, 2019, subject to adjustment as described under “Supplemental Terms of the Notes — Determination Date” on page S-13 of the accompanying general terms supplement

Stated maturity date (to be set on the trade date):  expected to be March 29, 2019, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-12 of the accompanying general terms supplement

No interest:  the offered notes will not bear interest

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the offered notes will not be subject to redemption right or price dependent redemption right

Closing level:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-25 of the accompanying general terms supplement

Business day:  as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-25 of the accompanying general terms supplement

Trading day:  a day on which the securities markets on which all of the underlier stocks have their primary U.S. listings are open for trading.

Use of proceeds and hedging:  as described under “Use of Proceeds” and “Hedging” on page PS-26 of this pricing supplement

ERISA:  as described under “Employee Retirement Income Security Act” on page S-49 of the accompanying product supplement no. 1628

Supplemental plan of distribution: as described under “Supplemental Plan of Distribution” on page S-50 of the accompanying product supplement no. 1628; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $      .

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement.

We expect to deliver the notes against payment therefor in New York, New York on February 28, 2013, which is expected to be the second scheduled business day following the date of this pricing supplement and of the pricing of the notes.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.: 38141GLP7

ISIN: US38141GLP71

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Q&A

What Does the Underlier Measure and Who Publishes It?

The Morningstar® Wide Moat Focus Target Volatility 20 IndexSM (the “underlier”) measures the performance of the Morningstar® Wide Moat Focus Total Return IndexSM (the “base index”) and a hypothetical cash position, less hypothetical borrowing costs accruing at 3-month USD LIBOR. The underlier allocates exposure between the base index and the hypothetical cash position based on the degree of variation of the base index (a measure known as “volatility”).  The underlier is calculated as an excess return index which means that, in order for the underlier to realize any positive return, the return on the base index and the hypothetical cash position reflected in the underlier must exceed 3-month USD LIBOR.

The objective of the base index is to track the performance of companies that the underlier sponsor believes have a sustainable competitive advantage, which the underlier sponsor refers to as a “wide economic moat”. The base index consists of an equally weighted basket of the 20 U.S. stocks with a wide economic moat that have the lowest ratios of current market price to fair value price, as determined by the underlier sponsor. The base index is reconstituted and rebalanced on a quarterly basis.

Morningstar, Inc. (the “underlier sponsor”) intends for the underlier to provide variable exposure to the base index within a certain volatility target, or limit. The balance of exposure to the base index compared to a hypothetical cash investment is adjusted as the volatility of the base index changes (as described in “The Underlier” below). The return on the underlier is, in part, based on the return on the base index. Accordingly, the constituent eligibility criteria and selection methodology used in constructing and maintaining the base index are also relevant to understanding the underlier.

The underlier maintains a volatility target of 20%, which the underlier sponsor refers to as the volatility target, by adjusting its exposure to the base index. Volatility is a calculation of the daily fluctuation in the trading price or closing level of a market-traded asset, or an underlier that is based on market-traded assets, like the base index, which tracks the trading prices of the 20 stocks in that underlier from time to time.  The underlier rebalances when the difference between the percentage exposure to the base index which would result in the maintenance of the volatility target, which the underlier sponsor refers to as the target exposure, and the current percentage exposure of the underlier to the base index, which the underlier sponsor refers to as the current exposure, is greater than 10%. In maintaining the underlier, the underlier sponsor considers both the trailing 20-business day historical volatility and the trailing 60-business day historical volatility and uses the higher value.

The underlier sponsor maintains the volatility target by adjusting the hypothetical investment in the base index and cash.  If the historical volatility of the base index is higher than the volatility target, then the underlier’s exposure to the base index will be reduced to the extent necessary to achieve the volatility target and its exposure to a cash investment will be increased. The underlier sponsor adds the estimated interest gained on any hypothetical cash investment, based on the daily federal funds effective rate, in calculating the return of the underlier.  If the historical volatility is lower than the target volatility, then the underlier’s exposure to the base index will be increased until it achieves the volatility target and its exposure to a cash investment will be decreased or removed entirely.  In some cases, the underlier’s exposure to the base index may be increased up to 150%, which the underlier sponsor refers to as the maximum exposure limit, resulting in a leveraged position. The underlier sponsor subtracts the hypothetical borrowing cost of funds needed to achieve a leveraged position, based on the 3-month USD LIBOR interest rate, in calculating the return of the underlier. In each scenario, the target exposure is determined by dividing the target volatility by the historical volatility, and will vary between zero and the maximum exposure limit of 150%. Historical volatility is calculated daily at the end of each trading day.

The underlier, however, is rebalanced only when the difference between the target exposure and the current exposure, is greater than 10%.  Specifically, the underlier will be rebalanced when the current exposure is either (i) greater than the product of 110% and the target exposure; or (ii) less than the product of 90% and the target exposure. On average, the underlier sponsor expects the underlier to be rebalanced every one to two weeks, except in cases of high market volatility.

The underlier is determined, comprised and calculated by the underlier sponsor without regard to the offered notes.  For further information, please see “The Underlier” and “The Base Index” on pages PS-27 and PS-31, respectively.

What Does the Base Index Measure?

The objective of the base index is to offer investors the opportunity to invest in companies that the underlier sponsor believes have a sustainable competitive advantage, which the underlier sponsor refers to as a “wide economic moat”. Economic moat is a term used by the underlier sponsor to describe the predictability and sustainability of a company’s future profits. The underlier sponsor believes that if a company earns an above-average return on invested capital relative to its cost of capital, it attracts competitors, which then capture a portion of those excess returns. The underlier sponsor believes that a wide-moat company has an inherent competitive advantage in its businesses that enables it to fend off competitors and earn excess economic profits for an extended period of time.

To select companies that it views as having a wide economic moat, the underlier sponsor first identifies companies that generate long-run average return on invested capital that exceed their weighted average cost of capital. If a company’s return on invested capital exceeded the company’s weighted average cost of capital in the past, the underlier sponsor then conducts further analysis to determine whether those high returns are likely to continue. Specifically, the underlier sponsor determines whether the company has one or more of the competitive advantages listed in the following table:

Competitive Advantage	Description
High Switching Cost	Consumers face a high cost to switch to a competitor.
Cost Advantage	Firms can sell at the same price as the competition and gather excess profit and/or have the option to undercut competition.
Intangible Assets	Intangible assets that block competition and/or allow companies to charge more.
Efficient Scale	A market of limited size is effectively served by one company or a small handful of companies.
Network Effect	The value of a service grows as more people use a network.

Companies with a return on invested capital greater than their weighted average cost of capital, and that have one or more of the competitive advantages listed above, in each case as calculated by the underlier sponsor, will receive an economic moat rating from the underlier sponsor.

To rate a company as having a wide economic moat, the underlier sponsor must determine that, in its view, the company has the ability to generate returns on new invested capital in excess of its cost of capital for at least 20 years. Approximately 10% of the companies that the underlier sponsor examines receive wide-moat ratings.

A selection committee of the underlier sponsor makes the final determination of which companies merit a wide moat rating. Only those companies with one or more of the competitive advantages, as determined by the underlier sponsor’s analysts and agreed to by the selection committee, receive a wide moat rating. The selection committee meets on a regular basis and includes the underlier sponsor’s director of stock analysis and chief equities strategist.

The underlier sponsor uses a proprietary valuation model to assign a “fair value price” to a company’s common stock. The model has three distinct stages: the first five years, year six to perpetuity (the interim stage) and perpetuity. To calculate the estimated enterprise value (or “fair value”) of the company, the underlier sponsor sums the discounted free cash flows from each period and then subtracts debt and adjusts for any off-balance-sheet assets or liabilities.

At each reconstitution, the 20 wide-moat securities representing the best value, which the underlier sponsor defines as the lowest ratio of its current market price to the underlier sponsor’s fair value price are selected from the list of eligible securities for inclusion in the base index. The ratio of current market price to the underlier sponsor’s fair value price can show significant variability due to changes in current market price.  This variability may impact the rate of turnover of constituent stocks.

The base index is reported by the underlier sponsor under the ticker symbol “MWMFTR”. The base index is rebalanced quarterly to maintain its equal weighting.

For further information, please see “The Base Index” on page PS-31.

HYPOTHETICAL EXAMPLES

The following table and examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the underlier and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page PS-16 of this pricing supplement.  The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000
Upside participation rate	100.00%
Contingent minimum return	0.00%
Trigger buffer amount	25.00%
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes at maturity.  We will not do so until the trade date.  As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical High, Low and Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), assuming that a trigger event does not occur (i.e., the closing level of the underlier has not declined, as compared to the initial underlier level, by more than the trigger buffer amount during the measurement period), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), assuming that a trigger event occurs (i.e., the closing level of the underlier has declined, as compared to the initial underlier level, by more than the trigger buffer amount during the measurement period), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
(as Percentage of Initial Underlier Level)	Trigger Event Has Not Occurred	Trigger Event Has Occurred
150.000%	150.000%	N/A
140.000%	140.000%	N/A
130.000%	130.000%	N/A
120.000%	120.000%	N/A
110.000%	110.000%	N/A
105.000%	105.000%	N/A
101.000%	101.000%	N/A
100.000%	100.000%	N/A
90.000%	100.000%	N/A
85.000%	100.000%	N/A
80.000%	100.000%	N/A
75.000%	100.000%	N/A
74.000%	N/A	74.000%
50.000%	N/A	50.000%
25.000%	N/A	25.000%
0.000%	N/A	0.000%

If, for example, a trigger event has occurred and the final underlier level were determined to be 50.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 50.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 50.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

If, for example, a trigger event has not occurred and the final underlier level were determined to be 90.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above. Because a trigger event has not occurred and the hypothetical underlier return of -10.000% is less than the contingent minimum return of 0.000%, the cash settlement amount that we would deliver on your notes at maturity would be 100.000% of the face amount of your notes, as shown in the table above.  If, however, the final underlier level were determined to be 101.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 101.000% of the face amount of your notes, as shown in the table above.  Because a trigger event has not occurred and the hypothetical underlier return of 1.000% is greater than the contingent minimum return of 0.000%, the cash settlement amount that we would deliver on your notes at maturity would be 101.000% of the face amount of your notes as shown in the table above.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-32 of the accompanying product supplement no. 1628.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level and trigger buffer amount, which we will set on the trade date, and the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement, and “Additional Risk Factors Specific to the Underlier-Linked Notes” in the accompanying product supplement no. 1628.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, the accompanying general terms supplement, dated August 24, 2012, and the accompanying product supplement no. 1628, dated August 24, 2012, of The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked, or 3-month USD LIBOR or the federal funds effective rate.  You should carefully consider whether the offered notes are suited to your particular circumstances.

Although we have classified the risks described below into three categories (general risks, risks related to the underlier and risks related to the base index), the order in which these categories are presented is not intended to signify any decreasing (or increasing) significance of these risks.

General Risks

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models. The amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover. Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page PS-18 of this pricing supplement.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-32 of the accompanying product supplement no. 1628.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the Morningstar® Wide Moat Focus Target Volatility 20 IndexSM as measured from the initial underlier level set on the trade date to the closing level on the determination date.  If a trigger event has occurred, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes.  Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier.  Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level

If a trigger event occurs, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. Assuming a trigger buffer amount of 25.00%, this means that while a 25.00% drop between the initial underlier level and the closing level of the underlier on the determination date will not result in a loss of principal on the notes (since a trigger event will not have occurred), a decrease in the closing level of the underlier to less than 75.00% of the initial underlier level on the determination date will result in a loss of a significant portion of the principal amount of the notes despite only a small change in the underlier level.  The actual trigger buffer amount will be set on the trade date and will be between 25.00% and 30.00%

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

•                  the volatility – i.e., the frequency and magnitude of changes — in the level of the underlier;

•                  the level of the underlier, including the initial underlier level;

•                  whether a trigger event occurs;

•                  3-month USD LIBOR;

•                  the federal funds effective rate;

•                  economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the underlier, and which may affect the closing levels of the underlier;

•                  interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the underlier based on its historical performance. The actual performance of the underlier over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the historical levels of the underlier or to the hypothetical cash settlement payment examples shown elsewhere in this pricing supplement.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there will be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 1628. You should consult your own tax adviser about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-42 of the accompanying product supplement no. 1628 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Risks Related to the Underlier

The Underlier Results in a Leveraged Exposure to the Base Index in Some Circumstances, Which Increases Your Exposure to Losses

The underlier to which your notes are linked may provide exposure to a leveraged position in the base index, which may not be suitable for all investors. If you invest in the notes, you must be willing to be exposed to such leverage.  The notes reflect the performance of the underlier, which is dependent on the performance and volatility of the base index. If the volatility of the base index is lower than the underlier’s volatility target of 20%, then the underlier’s exposure to the base index will be increased until it achieves the volatility target.  In some cases, the underlier’s exposure to the base index may be increased up to 150%, resulting in a leveraged position and the deduction of the hypothetical borrowing cost of funds for such leverage using the 3-month USD LIBOR interest rate. If exposure to the base index in increased above 100%, the underlier will reflect deductions for both the application of 3-month USD LIBOR to the underlier value and to the leverage position.  Once the underlier is in a leveraged position, the price level of the base index could decline.  If such a decline occurs while the underlier is in a leveraged position, the decline could adversely affect the level of the underlier at more than a one-to-one basis.  Further, due to the volatility target of 20% and the fact that the underlier is rebalanced only when the difference between the target exposure and the current exposure is greater than 10%, a slow and steady decline of the base index while the underlier is in a leveraged position could allow this adverse affect to remain for a prolonged period of time.  As a result, such a decline may adversely affect your cash settlement amount, and may do so to an extent greater than if your notes were linked to an underlier that did not provide leveraged exposure.

The Underlier Measures the Performance of the Base Index and the Hypothetical Cash Position Less Hypothetical Borrowing Costs Accruing at 3-Month USD LIBOR

Your notes are linked to the underlier which measures the performance of the base index (with gross dividends reinvested) and a hypothetical cash position less hypothetical borrowing costs accruing at 3-month USD LIBOR. Increases in the level of 3-month USD LIBOR may offset in whole or in part increases in the base index and/or hypothetical interest received on any hypothetical cash position, which is calculated using the federal funds effective rate.  As a result, any return on the underlier — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes.  The base index and hypothetical cash position must produce positive returns at least as great as the hypothetical borrowing costs accruing at 3-month USD LIBOR before the underlier will have a positive return.  Historically, a significant portion of the underlier exposure has been to the hypothetical cash position, the return of which is based on the federal funds effective rate.  You should be aware that, historically, the federal funds effective rate has been below 3-month USD LIBOR.  Please see page PS-39 and page PS-40 for historical levels of the federal funds effective rate and the 3-month USD LIBOR, respectively.

In addition, while the underlier is in any leveraged position, the underlier will further reflect a deduction of the hypothetical borrowing costs of funds necessary to achieve such leveraged position using 3-month USD LIBOR, regardless of whether the underlier otherwise increases or decreases.

The Underlier Is More Complex than a Typical Equity Index and May Not Perform As Well As a More Traditional Index

The underlier consists of a hypothetical investment that is allocated between cash and the base index based on the level of historical volatility experienced by the base index.  The underlier may allocate more than 100% of its hypothetical investment to the base index, creating a leverage position, and you will also be “charged” borrowing costs by a reduction in the underlier level.  As a result of all of these features, the underlier is considerably more complex than a traditional stock index, which is calculated on the basis of the market prices of its constituent stocks.  The underlier is therefore likely to behave differently from traditional stock indices with which you may be familiar, and that difference may be adverse to you.  You should not purchase these notes unless you understand these differences and believe this is a suitable investment for you.

The Underlier May Not Outperform any Alternative Underlier and May Not Achieve its Volatility Target

The underlier’s volatility target may limit your exposure to the base index.  The underlier is different from an investment that seeks constant exposure to a constant set of underlier stocks. No assurance can be given that the investment methodology on which the underlier or base index is based will be successful or that the underlier or base index will outperform any alternative methodology that might be employed in respect of the underlier stocks. Furthermore, no assurance can be given that the underlier will achieve its target volatility. The actual volatility of the underlier may be greater or less than 20%.  In addition, there is no guarantee that the volatility target will successfully  avoid any volatile movements of the base index.  If there is a rapid and severe decline in the market price of the base index, or the base index steadily declines over a long period without triggering a rebalancing, the underlier may not rebalance into the hypothetical cash position until the underlier has declined by a substantial amount.

The Underlier’s Allocation of a Hypothetical Investment Between the Base Index and Cash May Result in a Lower Underlier Level, Which May Adversely Affect Your Notes

The underlier allocates a hypothetical investment between the base index and a cash investment that earns interest at the federal funds effective rate.  In periods of increased volatility, even if that volatility occurs because of increases in the level of the base index, your exposure to the base index may be reduced.  Therefore, you would not be fully exposed to the increases in the level of the base index.  As a result, the cash settlement amount on your notes may be less than it would have been if your notes had not been linked to an underlier with a volatility target control.

There is no guarantee that the underlier will not be allocated significantly or entirely into the hypothetical cash position for the entire life of the notes, which will limit your return on the notes.  Historically, a significant percentage of the underlier exposure has been to the hypothetical cash position.  Allocations to the hypothetical cash position reduce the positive impact that increases in base index levels could have on your investment.  Please see page PS-28 for historical information regarding the allocation between the base index and the hypothetical cash position.

If the Level of the Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the underlier. Changes in the level of the underlier may not result in a comparable change in the market value of your notes, even if the level of the underlier increases above the initial underlier level during the life of the notes, the market value of your notes may not increase by the same amount.  We discuss some of the reasons for this disparity under “— The Market Value of Your notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stocks or any other rights with respect to the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

Past Underlier Performance Is No Guide to Future Performance

The actual performance of the underlier over the life of the notes may bear little relation to the historical closing levels of the underlier or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the underlier.

The Underlier Sponsor, and Changes that Affect the Underlier, Base Index or Underlier Stocks, Could Affect the Amount Payable on Your Notes and Their Market Value

The policies of the underlier sponsor concerning the calculation of the level of the underlier and the base index, additions, deletions or substitutions of underlier stocks and the manner in which changes affecting the underlier stocks, such as stock dividends, reorganizations or mergers, are reflected in the level of the underlier, could affect the level of the underlier and, therefore, the amount payable on your notes and the market value of your notes. The amount payable on your notes and their market value could also be affected if the underlier sponsor changes these policies, for example, by changing the manner in which the level of the underlier is calculated, or if the underlier sponsor discontinues or suspends calculation or publication of the level of the underlier, in which case it may become difficult to determine the market value of your notes.  The underlier sponsor has no obligation to take your interests into consideration for any reason.  If events such as these occur on the determination date, the calculation agent may determine the closing level for the underlier on the determination date — and thus the amount payable — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the level of the underlier and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of the Underlier” on page S-21 of the accompanying general terms supplement.

There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsor and Us, and We Are Not Responsible for Any Disclosure by Any of the Underlier Stock Issuers or the Underlier Sponsor

We are not affiliated with the issuers of the underlier stocks or the underlier sponsor.  However, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the underlier sponsor or the underlier stock issuers.  Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the underlier or any of the underlier stock issuers. You, as an investor in your notes, should make your own investigation into the underlier and the underlier stock issuers.  See “The Underlier” below for additional information about the underlier.

Neither the underlier sponsor nor any of the underlier stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes.  Thus, neither the underlier sponsor nor any of the underlier stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

The Underlier Has a Limited Operating History

The notes are linked to the performance of the underlier, which was launched on October 5, 2012.  Because the underlier has no underlier level history prior to that date, limited historical underlier level information will be available for you to consider in making an independent investigation of the underlier performance, which may make it difficult for you to make an informed decision with respect to the notes.

Changes in the Method Pursuant to Which the LIBOR Rates Are Determined May Adversely Affect the Value of Your Notes

Beginning in 2008, concerns have been raised that some of the member banks surveyed by the British Bankers’ Association (the “BBA”) in connection with the calculation of LIBOR across a range of maturities and currencies may have been under-reporting or otherwise manipulating the inter-bank lending rate applicable to them in order to profit on their derivatives positions or to avoid an appearance of capital insufficiency or adverse reputational or other consequences that may have resulted from reporting inter-bank lending rates higher than those they actually submitted.  At least one BBA member bank has entered into a settlement with a number of its regulators and law enforcement agencies with respect to alleged manipulation of LIBOR, and investigations by regulators and governmental authorities in various jurisdictions are ongoing.   In addition, there have been allegations that member banks may have manipulated other inter-bank lending rates, such as EURIBOR.  If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it would otherwise have been.  Any such manipulation could have occurred over a substantial period of time.

Following a review of LIBOR conducted at the request of the U.K. Government, on September 28, 2012, Martin Wheatley (Managing Director of the U.K. Financial Services Authority and Chief Executive-designate of the Financial Conduct Authority) published recommendations for reforming the setting and governing of LIBOR (the “Wheatley Review”).  The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate-setting and reduction in the number of currencies and tenors for which LIBOR is published.  On October 17, 2012, the Financial Secretary to the U.K. Treasury responded to the Wheatley Review, endorsing the report’s recommendations, and indicating that the U.K. Government would act without delay to take the necessary  action to implement the recommendations.  However, it is not possible to predict the effect of any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere.  Any such changes or reforms to LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR rates, which could have an adverse impact on the value of your notes and any payments linked to LIBOR thereunder.  In addition, uncertainty as to the extent and mechanism by which the recommendations will be adopted and the timing of such changes may adversely affect the current trading market for LIBOR-based securities and the value of your notes.

The Historical Levels of 3-month USD LIBOR Are Not an Indication of the Future Levels of 3-month USD LIBOR

In the past, the level of 3-month USD LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of 3-month USD LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in 3-month USD LIBOR is not an indication that 3-month USD LIBOR is more or less likely to increase or decrease at any time, and you should not take the historical levels of 3-month USD LIBOR as an indication of its future performance.

Risks Related to the Base Index

Correlation of Performances Among the Underlier Stocks May Reduce the Performance of the Underlier

Performances of the underlier stocks may become highly correlated from time to time during the term of the notes, including, but not limited to, periods in which there is a substantial decline in a particular sector or asset type represented by the underlier stocks. High correlation during periods of negative returns among underlier stocks could have an adverse effect on the level of the base index and the underlier.

The Lower Performance of One Underlier Stock May Offset an Increase in the Other Underlier Stocks

Your notes track, via the underlier, the performance of the base index, which rebalances quarterly to include 20 equally weighted underlier stocks. Declines in the level of one underlier stock may offset increases in the levels of the other underlier stocks. As a result, any return on the underlier— and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

The Small Number of Stocks in the Base Index May Result in Larger Declines in the Value of the Underlier Than Those Experienced by Other Stock Indices

The base index, in which the underlier allocates a hypothetical investment, is comprised of 20 stocks of U.S. companies selected by the underlier sponsor using criteria that may vary over time. Because of the limited number of stocks in that index, it may experience large swings in value (including declines) that are larger than those experienced by other more broadly based stock indices.  Also, a particular stock that is selected may experience a much larger decline than other stocks in the same sector of the U.S. economy. For the foregoing reasons, the base index may not perform as well as a larger stock index, and as a result the cash settlement amount may be less than it would have been if your notes were linked to a different index.

The Selection Criteria Used to Select the Stocks in the Base Index May Result in Larger Declines in Value of the Underlier Than Those Experienced by Other Stock Indices

The base index, in which the underlier allocates a hypothetical investment, selects stocks for inclusion in that underlier based, in part, on an exercise of judgment on the part of the underlier sponsor and its analysts regarding which companies have a sustainable economic advantage and the fair value of such companies.  Some of these judgments may be subjective.  As a result, the underlier sponsor may select a company that ultimately does not have a sustainable competitive advantage over others in its sector or miscalculate a company’s fair value. Further, the metrics used to select the companies in the base index may represent views by the underlier sponsor’s analysts that may not be reflective of the views of other analysts, including those employed by our affiliates.  Finally, the underlier sponsor’s method of selecting stocks for the base index does not take into account which underlier stocks may appreciate over time.  For the foregoing reasons, the base index may not perform as well as a stock index selected using different criteria, and as a result the cash settlement amount may be less than it would have been if your notes were linked to a different index.

The Base Index May Not Select Stocks With Sustainable Comparative Advantage

The base index attempts to track the stocks the underlier sponsor believes have sustainable comparative advantage. However, there is no guarantee that the underlier sponsor will be correct.

The Underlier Experiences More Turnover Than Some Other Indices, Which May Adversely Affect the Return of the Notes

As described below, the constituents of the base index, and therefore the underlier, are subject to change quarterly and may change on unscheduled dates between quarters.  As a result, the underlier has a higher degree of constituent turnover than other indices that reconstitute annually or that have underlier constituent continuity as a goal in their reconstitution process.  Because constituents may be added to or deleted from the underlier regularly, the opportunity to participate in longer-term price appreciation of the constituent stocks through an increase in the underlier level may be less than in a more static index.  If the underlier level does not increase because of constituent changes, your cash settlement amount may be adversely affected.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and other instruments linked to the underlier, the base index, the underlier stocks, 3-month USD LIBOR or the federal funds effective rate on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, the underlier, the base index, the underlier stocks, 3-month USD LIBOR or the federal funds effective rate. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the underlier, the base index, the underlier stocks, 3-month USD LIBOR or the federal funds effective rate,

•                  may take or dispose of positions in the securities of the underlier stock issuers themselves,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market,

•                  may take short positions in the underlier stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser, and/or

•                  may take or dispose of positions in interest rate swaps, options swaps and treasury bonds.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the underlier, the base index, the underlier stocks, 3-month USD LIBOR or the federal funds effective rate.  We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date.  These steps may also involve sales and/or purchases of some or all of the underlier stocks, or listed or over-the-counter options, futures or other instruments linked to the index, the base index, the index stocks, 3-month USD LIBOR or the federal fund effective rate.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE UNDERLIER

We have derived all information regarding the Morningstar® Wide Moat Focus Target Volatility 20 IndexSM (the “underlier”) contained in this pricing supplement, including, without limitation, its composition, methods of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Morningstar, Inc., which we refer to as the underlier sponsor. We make no representation or warranty as to the accuracy or completeness of such information. The underlier sponsor has no obligation to continue to publish, and may discontinue publication of, the underlier.  Additional information concerning the underlier is available on the following websites: http://corporate.morningstar.com/us/documents/Indexes/MorningstarTargetVolatility.pdf and http://corporate.morningstar.com/US/documents/Indexes/WideMoatFocusTargetVotalityFactSheet.pdf.  Additional information concerning the Morningstar® Wide Moat Focus Total Return Index (the “base index”) is available on the following website: http://corporate.morningstar.com/us/documents/Indexes/ConstructionRulesWideMoatFocusIndex.pdf.  We are not incorporating these websites or any material included on such websites into this pricing supplement.

The underlier tracks the performance of, and is a variation on, the base index, which is described under “The Base Index” on page PS-31. The underlier sponsor intends for the underlier to provide variable exposure to the base index within a certain volatility target, or limit. The balance of exposure to the base index compared to a hypothetical cash investment is adjusted as the volatility of the base index changes, as further described below. The return on the underlier is, in part, based on the return on the base index. Accordingly, the constituent eligibility criteria and selection methodology used in constructing and maintaining the base index are also relevant to understanding the underlier.  The underlier is calculated as an excess return index which means that, in order for the underlier to realize any positive return, the return on the base index and the hypothetical cash position reflected in the underlier must exceed hypothetical borrowing costs accruing at 3-month USD LIBOR.

Although the underlier sponsor began publishing the underlier on October 5, 2012, the inception date of the underlier is December 24, 2002.  The underlier level at the inception date was 1,000.

The underlier maintains a volatility target of 20%, which the underlier sponsor refers to as the volatility target, by adjusting its exposure to the base index. Volatility is a calculation of the daily fluctuation in the trading price or closing level of a market-traded asset, or an index that is based on market-traded assets, like the base index, which tracks the trading prices of the 20 stocks in that index from time to time.  The underlier, however, is rebalanced only when the difference between the percentage exposure to the base index which would result in the maintenance of the volatility target, which the underlier sponsor refers to as the target exposure, and the current percentage exposure of the underlier to the base index, which the underlier sponsor refers to as the current exposure, is greater than 10%.  In maintaining the underlier, the underlier sponsor considers both the trailing 20-business day historical volatility and the trailing 60-business day historical volatility and uses the higher value.

The underlier sponsor maintains the volatility target by adjusting the hypothetical investment in the base index and cash.  If the historical volatility of the base index is higher than the volatility target, then the underlier’s exposure to the base index will be reduced to the extent necessary to achieve the volatility target and its exposure to a cash investment will be increased. The underlier sponsor adds the estimated interest gained on any hypothetical cash investment in calculating the return of the underlier.  If the historical volatility is lower than the volatility target, then the underlier’s exposure to the base index will be increased until it achieves the volatility target and its exposure to a cash investment will be decreased or removed entirely.  In some cases, the underlier’s exposure to the base index may be increased up to 150%, which the underlier sponsor refers to as the maximum exposure limit, resulting in a leveraged position. The underlier sponsor subtracts the hypothetical borrowing cost of funds needed to achieve a leveraged position in calculating the return of the underlier. In each scenario, the target exposure is determined by dividing the volatility target by the historical volatility, and will vary between zero and the maximum exposure limit of 150%. The historical volatility is calculated daily at the end of each trading day.

The underlier, however, is rebalanced only when the difference between the target exposure and the current exposure is greater than 10%.  Specifically, the underlier will be rebalanced when the current exposure is either (i) greater than the product of 110% and the target exposure; or (ii) less than the product of 90% and the target exposure. On average, the underlier sponsor expects the underlier to be rebalanced every one to two weeks, except in cases of high market volatility.

Underlier Calculation

Underlier values for the underlier are currently calculated and disseminated daily at the close of each trading day. The value of the underlier is comprised of two sources: the change in the level of the base index and the hypothetical interest received on any cash investment. To calculate the level of the base index, the underlier sponsor compares the closing value of the base index on the measurement date to the closing value of the base index on the previous day. To calculate the hypothetical interest earned on the cash investment, if any, the underlier sponsor uses the daily federal funds effective rate as an approximation of the interest gained on the hypothetical cash investment. The daily federal funds effective rate is the volume-weighted average of the interest rates at which depository institutions lend balances held in accounts at Federal Reserve banks to other depository institutions overnight. In cases where the underlier is in a leveraged position (exposure to the base index is greater than 100%), there will be no cash investment, but the hypothetical borrowing cost of funds used for the investment over 100% will be deducted. The underlier sponsor uses a common interest rate, the three-month London Interbank Offered Rate (or LIBOR), in U.S. dollars to calculate the hypothetical borrowing cost. The underlier level and hypothetical interest on cash (if any) or the borrowing cost (if any) are combined based on the weighting percentage to create the level of the underlier for that day.

Once the level of the index has been determined as described above, the excess return value is calculated by multiplying the index level by an amount equivalent to 100% minus the capitalized cost of borrowing the funds invested in the index at a rate corresponding generally to 3-month USD LIBOR. For more details on the calculation of the index level and the excess return value, please see the index sponsor’s methodology guide at http://corporate.morningstar.com/us/documents/Indexes/MorningstarTargetVolatility.pdf.  We are not incorporating this website or any material included on such website into this pricing supplement.

The following graph depicts the underlier’s historical percentage target exposure to the base index and hypothetical cash position from December 26, 2002 to February 25, 2013.  A percentage target exposure to the base index greater than 100% means the base index target exposure was leveraged.  As of February 25, 2013, 144.69% of the underlier’s exposure is to the base index and 0.00% of the underlier’s exposure is to the cash exposure.  You should not take the historical data as an indication of the future performance of the underlier.

Historical Quarterly High, Low and Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  Before investing in the offered notes, you should consult publicly available information to determine the relevant levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.  The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount payable at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the underlier for each of the four calendar quarters in 2010, 2011 and 2012 and the first calendar quarter of 2013 (through February 27, 2013).  We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Underlier

	High	Low	Close
2010
Quarter ended March 31	2,427.108	2,135.186	2,368.117
Quarter ended June 30	2,627.529	2,193.675	2,193.675
Quarter ended September 30	2,447.505	2,177.801	2,447.505
Quarter ended December 31	2,644.327	2,373.762	2,633.962
2011
Quarter ended March 31	2,978.920	2,658.965	2,893.274
Quarter ended June 30	3,066.005	2,755.683	2,911.643
Quarter ended September 30	2,983.943	2,476.956	2,510.167
Quarter ended December 31	2,734.024	2,458.531	2,714.270
2012
Quarter ended March 31	3,120.864	2,731.669	3,078.144
Quarter ended June 30	3,089.424	2,584.843	2,848.626
Quarter ended September 30	3,237.214	2,766.630	3,090.601
Quarter ended December 31	3,293.401	2,941.264	3,217.926
2013
Quarter ending March 31 (through February 27, 2013)	3,493.843	3,277.557	3,353.692

License Agreement

Morningstar and Morningstar® Wide Moat Focus Target Volatility 20 IndexSM are registered marks of Morningstar, Inc. and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. (“Goldman”).

The notes are not sponsored, endorsed, sold or promoted by Morningstar, Inc. Morningstar, Inc. makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the Morningstar® Wide Moat Focus Target Volatility 20 IndexSM to track general stock market performance.  Morningstar, Inc.’s only relationship to The Goldman Sachs Group, Inc. is the licensing of: (i)  certain service marks and service names of Morningstar, Inc.; and (ii) the Morningstar® Wide Moat Focus Target Volatility 20 IndexSM which is determined, composed and calculated by Morningstar, Inc. without regard to The Goldman Sachs Group, Inc. or the notes. Morningstar has no obligation to take the needs of Goldman or the owners of notes into consideration in determining, composing or calculating the Morningstar® Wide Moat Focus Target Volatility 20 IndexSM. Morningstar, Inc. is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. Morningstar, Inc. has no obligation or liability in connection with the administration, marketing or trading of the notes.

MORNINGSTAR, INC., DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE MORNINGSTAR® WIDE MOAT FOCUS TARGET VOLATILITY 20 INDEXSM OR ANY DATA INCLUDED THEREIN AND MORNINGSTAR, INC. SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. MORNINGSTAR, INC. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OR USERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MORNINGSTAR® WIDE MOAT FOCUS TARGET VOLATILITY 20 INDEXSM OR ANY DATA INCLUDED THEREIN. MORNINGSTAR, INC. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MORNINGSTAR® WIDE MOAT FOCUS TARGET VOLATILITY 20 INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORNINGSTAR, INC. HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE BASE INDEX

We have derived all information regarding the Morningstar® Wide Moat Focus Total Return Index (the “base index”) contained in this pricing supplement, including, without limitation, its composition, methods of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the underlier sponsor. We make no representation or warranty as to the accuracy or completeness of such information. The underlier sponsor has no obligation to continue to publish, and may discontinue publication of, the base index.  Additional information concerning the base index is available on the following website: http://corporate.morningstar.com/us/documents/Indexes/ConstructionRulesWideMoatFocusIndex.pdf.  We are not incorporating the website or any material it includes into this pricing supplement.

The objective of the base index is to offer investors the opportunity to invest in companies that the underlier sponsor believes have a sustainable competitive advantage, which the underlier sponsor refers to as a “wide economic moat”. Economic moat is a term used by the underlier sponsor to describe the predictability and sustainability of a company’s future profits. The underlier sponsor believes that if a company earns an above-average return on invested capital relative to its cost of capital, it attracts competitors, which then capture a portion of those excess returns. The underlier sponsor believes that a wide-moat company has an inherent competitive advantage in its businesses that enables it to fend off competitors and earn excess economic profits for an extended period of time.

The base index is an equally-weighted index consisting of the 20 wide-moat securities in the Morningstar® US Market IndexSM, which we refer to as the US Market Index, with the lowest ratios of current market price to fair value price, as determined by the underlier sponsor. The base index is reported by the underlier sponsor under the ticker symbol “MWMFTR”. The base index is rebalanced quarterly to maintain its equal weighting.

The inception date of the base index was September 30, 2002. The base market value of the base index at inception was 1,000. The base index is a subset of the Morningstar® Wide Moat Composite Index, which we refer to as the Wide Moat Composite Index and which in turn is a subset of the US Market Index.

Composition and Selection Criteria

As of January 31, 2013, the 20 constituent stocks of the base index, by weight, were: Applied Materials, Inc. (5.42%), St Jude Medical, Inc. (5.37%), National Oilwell Varco, Inc. (5.28%), Expeditors International of Washington, Inc. (5.25%), Oracle Corporation (5.24%), The Bank of New York Mellon Corp (5.12%), Vulcan Materials Company (5.11%), The St. Joe Company (5.07%), Berkshire Hathaway Inc. Class B (5.06%), Northern Trust Corporation (5.05%), The Western Union Company (5.01%), Martin Marietta Materials, Inc. (4.97%), Exelon Corporation (4.94%), Cisco Systems, Inc (4.86%), John Wiley & Sons, Inc. Class A (4.84%), Weight Watchers International, Inc. (4.83%), Intel Corp (4.79%), Microsoft Corporation (4.73%), Express Scripts (4.61) and Compass Minerals International, Inc. (4.44%).  Constituents and constituent weightings are available on the index sponsor’s website.

Under the underlier sponsor’s methodology, only securities from the constituents of the US Market Index and the Wide Moat Composite Index are eligible for inclusion in the base index. Eligibility for the US Market Index and the Wide Moat Composite Index is based on the criteria described in the sections below.

The underlier sponsor applies the eligibility criteria in the sequence below. Each criterion is applied only to the potential constituents that were eligible under the criteria prior to it in the sequence.

US Market Index Eligibility

To qualify for inclusion in the US Market Index, a security must meet all of the following criteria:

1.             It must trade on one of the three major exchanges—the NYSE, AMEX or NASDAQ.

2.             It must have a U.S. country assignment based on the underlier sponsor’s global classification methodology.

3.             Securities that have more than 10 non-trading days in the prior quarter are excluded.

4.             The following security types do not qualify:

•                  American Depository Receipts and American Depository Shares;

•                  fixed-dividend shares;

•                  convertible notes, warrants and rights;

•                  tracking stocks; and

•                  limited partnerships and holding companies.

Of all the securities that meet the above criteria, which the underlier sponsor refers to as the investable universe, a security is eligible for inclusion in the US Market Index as long as the security’s liquidity score is in the top 75% of the securities in the investable universe. A security’s liquidity score is the average of its ranks on each of the following measures:

•                  the average monthly trading volume in U.S. dollars during the six calendar months immediately prior to reconstitution, as described below, or, in the case of corporate entities younger than six months, since the security was first issued (partial month periods are prorated by number of trading days in the month); and

•                  the lowest 2 months’ total trading volume during the six calendar months immediately prior to reconstitution (the months need not be sequential).

The underlier sponsor constructs the US Market Index by selecting the largest stocks that comprise 97% of market capitalization of the investable universe as measured by their individual company market capitalization.

Wide Moat Composite Index Eligibility

To qualify for inclusion in the Wide Moat Composite Index, a security must meet the following criteria:

•                  The security is a constituent of the US Market Index.

•                  The relevant company is assigned a wide moat rating, as described below, by the underlier sponsor’s analysts.

•                  The security is assigned a “fair value price”, as described below, by the underlier sponsor’s analysts.

•                  The relevant company cannot be under review by the underlier sponsor at the time of stock assignment.

Wide Moat Rating

To select companies that it views as having a wide economic moat, the underlier sponsor first identifies companies that generate long-run average return on invested capitals that exceed their weighted average cost of capital. If a company’s return on invested capital exceeded the company’s weighted average cost of capital in the past, the underlier sponsor then conducts further analysis to determine whether those high returns are likely to continue. Specifically, the underlier sponsor determines whether the company has one or more of the competitive advantages listed in the following table:

Competitive Advantage	Description
High Switching Cost	Consumers face a high cost to switch to a competitor.
Cost Advantage	Firms can sell at the same price as the competition and gather excess profit and/or have the option to undercut competition.

Competitive Advantage	Description
Intangible Assets	Intangible assets that block competition and/or allow companies to charge more.
Efficient Scale	A market of limited size is effectively served by one company or a small handful of companies.
Network Effect	The value of a service grows as more people use a network.

Companies with a return on invested capital greater than their weighted average cost of capital, and that have one or more of the competitive advantages listed above, in each case as calculated by the underlier sponsor, will receive an economic moat rating from the underlier sponsor.

To rate a company as having a wide economic moat, the underlier sponsor must determine that, in its view, the company has the ability to generate returns on new invested capital in excess of its cost of capital for at least 20 years. Approximately 10% of the companies that the underlier sponsor examines receive wide-moat ratings.

A selection committee of the underlier sponsor makes the final determination of which companies merit a wide-moat rating. Only those companies with one or more of the competitive advantages, as determined by the underlier sponsor’s analysts and agreed to by the selection committee, receive a moat rating. The selection committee meets on a regular basis and includes the underlier sponsor’s director of stock analysis and chief equities strategist.

Fair Value Price

The underlier sponsor uses a proprietary valuation model to assign a “fair value price” to a company’s common stock. The model has three distinct stages: the first five years, year six to perpetuity (the interim stage) and perpetuity. To calculate the estimated enterprise value of the company, the underlier sponsor sums the discounted free cash flows from each period and then subtracts debt and adjusts for any off-balance-sheet assets or liabilities. The underlier sponsor uses different valuation models for financial companies such as banks, insurance firms and REITs.

First Five Years — The underlier sponsor forecasts each company’s performance over the next five years, including revenue growth, profit margins, tax rates, changes in working-capital accounts and capital spending. This five-year period is the first stage of the model.

Interim Stage — The length of the interim stage depends on the underlier sponsor’s view of the strength of the company’s economic moat.

The underlier sponsor defines the interim stage of the model as the period it will take for the company’s return on new invested capital to implicitly decline (or rise) to its cost of capital. The underlier sponsor forecasts this period to be anywhere from zero years (for companies it views as having no economic moat) to 20 years (for companies it views as having a wide moat). During this period, the underlier sponsor forecasts cash flows using four assumptions:

1)                   a normalized growth rate in earnings before interest and after taxes;

2)                   an average investment rate;

3)                   a normalized return on new invested capital assumption; and

4)                   years to perpetuity.

The growth rate in earnings before interest and after taxes, the investment rate and return on new invested capital decline until the perpetuity year. In the case of firms not earning their cost of capital, the underlier sponsor assumes return on new invested capital rises to the firm’s cost of capital.

Perpetuity — Once a company’s return on new invested capital hits its cost of capital, the underlier sponsor assumes it remains in this “perpetuity” stage forever. At perpetuity, the return on new investment is set by the underlier sponsor to equal to the firm’s weighted average cost of capital. At this point, the underlier sponsor believes the firm will no longer be able to earn a profit greater or less than its cost of capital.

Discount Rates — In calculating its fair value price for a company’s stock, the underlier sponsor applies a discount rate to its projection of future cash flows in order to derive a current fair value price.  The underlier sponsor uses a projected weighted average cost of capital, based on a projected cost of equity and cost of debt as described below, for the model’s discount rate.

When determining a company’s cost of equity, the underlier sponsor uses a fair value uncertainty rating to fix the range of possible costs of equity for each company. The underlier sponsor’s analysts assign fair value uncertainty ratings based on a company’s:

•                  estimated range of possible future revenues;

•                  operating leverage;

•                  financial leverage; and

•                  event risk.

For each level of uncertainty, the underlier sponsor assigns target costs of equity, but allows for the adjustment of the cost of equity within a fixed range based on an assessment of the company’s financial leverage.

Uncertainty Rating	Low	Medium	High	Very High
Target Cost of Equity	9.5%	10.5%	12%	--
Cost of Equity Band	8.5%-10.5%	9.5%-11.5%	10.5%-13.5%	11.5%-x%

The underlier sponsor sets the overall baseline cost of equity at 11.25%, which corresponds to a risk-free rate of 4.75% (the 10-year rolling average yield on the 10-year Treasury note) and an equity-risk premium of 6.5%. The underlier sponsor evaluates the risk-free rate and equity risk premium assumptions periodically, but makes adjustments only under material circumstances to ensure that cost of equity are fairly consistent over time. The underlier sponsor’s cost of equity for domestic, nonfinancial companies typically ranges from 8% to 16%, with the median at about 11%. For the cost of debt, the underlier sponsor typically uses the higher of a) current yields on the company’s outstanding bonds; and b) the underlier sponsor’s estimate of the company’s marginal cost to borrow.

Hidden Assets / Liabilities: Options, Pensions, Etc. — In arriving at the fair value price, the underlier sponsor also adds back any hidden assets and subtracts out hidden liabilities. Hidden assets might include real estate that is undervalued on the company’s books. Hidden liabilities generally include underfunded pension obligations and the cost of stock-option grants.

Under Review

A company cannot be eligible for inclusion in the Wide Moat Composite Index by the underlier sponsor if it is under review at the time of stock assignment. A fair value price for a wide-moat company will occasionally go under review, either because the underlier sponsor’s analyst is incorporating new information into the valuation model or because of a transition in analyst coverage. The underlier sponsor strives to minimize the amount of time a fair value price is under review, particularly for wide-moat stocks, and therefore expects it to be rare for a stock to drop out of the Wide Moat Composite Index for this reason.

Selection

The stocks that meet all of the above criteria make up the Wide Moat Composite Index and are considered for inclusion in the base index. At each reconstitution, the 20 wide-moat securities representing the best value, which the underlier sponsor defines as the lowest ratio of its current market price to the underlier sponsor’s fair value price, as described below, are selected from the list of eligible securities for inclusion in the base index. The ratio of current market price to the underlier sponsor’s fair value price can show significant variability due to changes in current market price.  This variability may impact the rate of turnover of constituent stocks.

Maintenance

The base index is reconstituted (i.e., the constituents of the base index are reconstituted) quarterly by the underlier sponsor, on the Monday following the third Friday of March, June, September and December. If the Monday is a holiday, reconstitution occurs on the Tuesday immediately following. Reconstitution is carried out after the day’s closing values for the base index have been determined.

The base index is rebalanced (i.e. the security weights are adjusted) quarterly by the underlier sponsor. Adjustments are made on the Monday following the third Friday of March, June, September and December. If the Monday is a holiday, rebalancing occurs on the Tuesday immediately following. The data used to determine the new weights for the base index is as of the last business day of the month prior to the effective date of the rebalancing.

In the event of certain corporate actions resulting in deletion of a security from the base index, the security is replaced by the next eligible wide-moat company, which we refer to as an unscheduled reconstitution. The new security is assigned the same weight as the security being dropped, as of the effective date of the corporate action.

Calculation

The value of the base index at any time at which a value is published is determined by a fraction, (a) the numerator of which is the market capitalization of the base index at such date, and (b) the denominator of which is a “divisor”. The divisor is adjusted as necessary to avoid distortions caused by corporate actions that affect the share capital of the constituents of the base index. The divisor is also adjusted to account for ordinary cash dividends and any special cash or non-cash dividends.

Constituents in the base index are assigned equal weights at the quarterly rebalancing. A given constituent’s weight in the base index at the quarterly rebalancing is calculated by dividing 1 by the number of constituents in the base index at that time.

Adjustments for Corporate Actions

Certain corporate actions require the underlier sponsor to recalculate the pre-market-open value of the base index in most cases, or less frequently may require the underlier sponsor to adjust the divisor to prevent the value of the base index from changing as a result of the corporate action. Generally, because the base index is not market-capitalization weighted, changes to the share capital structure of index constituents will not affect the component weights. Several types of corporate actions, and their related adjustments, are described below.

Dividends — Ordinary cash dividends are reinvested in the base index (total return), and special dividends from non-operating income, extraordinary dividends and special cash dividends are also included in the underlier value as a result of a divisor adjustment.

Spin-offs — New issues spun off by a stock issuer in the base index are not added to the base index but will be considered for inclusion at the next reconstitution. The weight of the surviving parent company is maintained. No divisor adjustment is necessary because market value remains unchanged.

Mergers and Acquisitions — If a stock issuer in the base index acquires or merges with another stock issuer in the base index, the original entities are replaced by the security of the successor entity. The weight of the new entity is equal to the sum of the market values of the original constituents of the base index. No divisor adjustment is necessary because market value remains unchanged. This event does not trigger an unscheduled reconstitution of the base index.

If a stock issuer in the base index acquires or merges with a company that is currently not a component of the base index, then the original entity is replaced by the security of the successor entity. No divisor adjustment is necessary because market value remains unchanged.

If a constituent of the base index is the target of an acquisition or merger by a company that is not a component of the base index, the original constituent is deleted from the base index. This scenario triggers an unscheduled reconstitution.

Stock Dividends/Splits — Stock splits and dividends do not require a divisor adjustment because the market value of the entity remains unchanged.

Share Repurchase/Offering — If a constituent of the base index issues or repurchases shares, the new share capital structure is considered at the next rebalancing. No divisor adjustment is necessary.

Delisting, Bankruptcy and Financial Distress — If a constituent of the base index is delisted by its principal exchange, enters bankruptcy proceedings or is under extreme financial distress, the security is removed from the base index and an unscheduled reconstitution occurs. Exceptions are made on a case-by-case basis. For example, a security might not be removed immediately when a bankruptcy filing is not a result of operating or financial difficulties. Upon deletion, a divisor adjustment is made to reflect the decrease in market value.

Change of Principal Exchange — A security is removed from the base index if its principal exchange ceases to be the NYSE, AMEX or NASDAQ. The deletion triggers an unscheduled reconstitution.

Change of Domicile — If a company ceases to have a U.S. country assignment based on the underlier sponsor’s global classification methodology, the company is removed from the base index. The deletion triggers an unscheduled reconstitution.

Loss of Liquidity — If a constituent accumulates 10 consecutive non-trading days between reconstitution dates, it is removed from the base index. Two business days’ prior notice of its removal is provided. The deletion triggers an unscheduled reconstitution.

Historical Quarterly High, Low and Closing Levels of the Base Index

The closing level of the base index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the base index during any period shown below is not an indication that the base index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the base index as an indication of the future performance of the base index or the underlier. We cannot give you any assurance that the future performance of the base index stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the base index.  Before investing in the offered notes, you should consult publicly available information to determine the relevant levels of the base index between the date of this pricing supplement and the date of your purchase of the offered notes.  The actual performance of the base index over the life of the offered notes, as well as the cash settlement amount payable at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the base index for each of the four calendar quarters in 2010, 2011 and 2012 and the first calendar quarter of 2013 (through February 27, 2013).  We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Base Index

	High	Low	Close
2010
Quarter ended March 31	3,014.47	2,743.14	2,965.61
Quarter ended June 30	3,180.51	2,617.89	2,617.89
Quarter ended September 30	2,943.02	2,593.08	2,943.02
Quarter ended December 31	3,132.85	2,859.49	3,123.99
2011
Quarter ended March 31	3,014.47	2,743.14	2,965.61
Quarter ended June 30	3,180.51	2,617.89	2,617.89
Quarter ended September 30	2,943.02	2,593.08	2,943.02
Quarter ended December 31	3,132.85	2,859.49	3,123.99
2012
Quarter ended March 31	3,906.76	3,365.89	3,865.83
Quarter ended June 30	3,876.87	3,415.84	3,708.08
Quarter ended September 30	4,163.68	3,618.16	3,996.29
Quarter ended December 31	4,213.12	3,858.38	4,146.71
2013
Quarter ending March 31 (through February 27, 2013)	4,403.60	4,214.75	4,272.74

The graph below shows the level of the underlier (in blue) and base index (in green) from January 2, 2009 through February 25, 2013.  We obtained the closing levels displayed below from Bloomberg Financial Services, without independent verification.

License Agreement

Morningstar and Morningstar® Wide Moat Focus Total Return Index are service marks of Morningstar, Inc. and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. (“Goldman”).

The notes are not sponsored, endorsed, sold or promoted by Morningstar, Inc. Morningstar, Inc. makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the Morningstar® Wide Moat Focus Total Return Index to track general stock market performance.  Morningstar, Inc.’s only relationship to The Goldman Sachs Group, Inc. is the licensing of: (i)  certain service marks and service names of Morningstar, Inc.; and (ii) the Morningstar® Wide Moat Focus Total Return Index which is determined, composed and calculated by Morningstar, Inc. without regard to The Goldman Sachs Group, Inc. or the notes. Morningstar, Inc. has no obligation to take the needs of Goldman or the owners of notes into consideration in determining, composing or calculating the Morningstar® Wide Moat Focus Total Return Index. Morningstar, Inc. is not responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. Morningstar, Inc. has no obligation or liability in connection with the administration, marketing or trading of the notes.

MORNINGSTAR, INC., DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE MORNINGSTAR® WIDE MOAT FOCUS TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN AND MORNINGSTAR, INC. SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. MORNINGSTAR, INC. MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OR USERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE MORNINGSTAR® WIDE MOAT FOCUS TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. MORNINGSTAR, INC. MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MORNINGSTAR® WIDE MOAT FOCUS TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MORNINGSTAR, INC. HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

FEDERAL FUNDS EFFECTIVE RATE

The table set forth below illustrates the historical levels of the federal funds effective rate since January 1, 2009. The level of the federal funds effective rate has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the federal funds effective rate during any period shown below is not an indication that the level of the federal funds effective rate is more or less likely to increase or decrease at any time during the life of the notes.

You should not take the historical level of the federal funds effective rate as an indication of future levels of the federal funds effective rate. We cannot give you any assurance that the future levels of the federal funds effective rate will result in your receiving a return on your notes that is greater than the return you would have realized if you invested in a debt security of comparable maturity that bears interest at a prevailing market rate.

In light of current market conditions, the trends reflected in the historical levels of the federal funds effective rate may be less likely to be indicative of the levels of the federal funds effective rate during the term of the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the federal funds effective rate. The actual levels of the federal funds effective rate may bear little relation to the historical levels of the federal funds effective rate shown below.

The table below shows the high, low and last levels of the federal funds effective rate for each of the four calendar quarters in 2010, 2011 and 2012 and the first calendar quarter of 2013 (through February 27, 2013). We obtained the federal funds effective rates listed in the table below from Reuters, without independent verification.

Quarterly High, Low and Last Levels of the Federal Funds Effective Rate

	High	Low	Last
2010
Quarter ended March 31	0.20	0.09	0.09
Quarter ended June 30	0.22	0.09	0.09
Quarter ended September 30	0.21	0.15	0.15
Quarter ended December 31	0.21	0.13	0.13
2011
Quarter ended March 31	0.19	0.10	0.10
Quarter ended June 30	0.12	0.07	0.07
Quarter ended September 30	0.17	0.06	0.06
Quarter ended December 31	0.10	0.04	0.04
2012
Quarter ended March 31	0.15	0.07	0.09
Quarter ended June 30	0.18	0.09	0.09
Quarter ended September 30	0.19	0.09	0.09
Quarter ended December 31	0.18	0.09	0.09
2013
Quarter ending March 31 (through February 27, 2013)	0.17	0.12	0.12

3-MONTH USD LIBOR

The table set forth below illustrates the historical levels of the 3-month USD LIBOR rate since January 1, 2009. The level of the 3-month USD LIBOR rate has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the 3-month USD LIBOR rate during any period shown below is not an indication that the level of the 3-month USD LIBOR rate is more or less likely to increase or decrease at any time during the life of the notes.  See “Additional Risk Factors Specific to Your Notes — General Risks — Changes in the Method Pursuant to Which the LIBOR Rates Are Determined May Adversely Affect the Value of Your Notes” for more information about 3-month USD LIBOR.

You should not take the historical level of the 3-month USD LIBOR rate as an indication of future levels of the 3-month USD LIBOR rates. We cannot give you any assurance that the future levels of the 3-month USD LIBOR rate will result in your receiving a return on your notes that is greater than the return you would have realized if you invested in a debt security of comparable maturity that bears interest at a prevailing market rate.

In light of current market conditions, the trends reflected in the historical levels of the 3-month USD LIBOR rate may be less likely to be indicative of the levels of the 3-month USD LIBOR rate during the term of the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the 3-month USD LIBOR rate. The actual levels of the 3-month USD LIBOR rate may bear little relation to the historical levels of the 3-month USD LIBOR rate shown below.

The table below shows the high, low and last levels of the 3-month USD LIBOR rate for each of the four calendar quarters in 2010, 2011 and 2012 and the first calendar quarter of 2013 (through February 27, 2013). We obtained the 3-month USD LIBOR rates listed in the table below from Reuters, without independent verification.

Quarterly High, Low and Last Levels of the 3-Month USD LIBOR Rate

	High	Low	Last
2010
Quarter ended March 31	0.29%	0.25%	0.29%
Quarter ended June 30	0.54%	0.29%	0.53%
Quarter ended September 30	0.53%	0.29%	0.29%
Quarter ended December 31	0.30%	0.28%	0.30%
2011
Quarter ended March 31	0.31%	0.30%	0.30%
Quarter ended June 30	0.30%	0.25%	0.25%
Quarter ended September 30	0.37%	0.25%	0.37%
Quarter ended December 31	0.58%	0.37%	0.58%
2012
Quarter ended March 31	0.58%	0.47%	0.47%
Quarter ended June 30	0.47%	0.46%	0.46%
Quarter ended September 30	0.46%	0.36%	0.36%
Quarter ended December 31	0.36%	0.31%	0.31%
2013
Quarter ending March 31 (through February 27, 2013)	0.31%	0.30%	0.30%

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement, the accompanying general terms supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

		$ The Goldman Sachs Group, Inc. Morningstar® Wide Moat Focus Target Volatility 20 IndexSM -Linked Trigger Medium-Term Notes, Series D, due Goldman, Sachs & Co.

	Page
Summary Information	PS-2
Q&A	PS-10
Hypothetical Examples	PS-13
Additional Risk Factors Specific to Your Notes	PS-16
Use of Proceeds	PS-26
Hedging	PS-26
The Underlier	PS-27
The Base Index	PS-31
Federal Funds Effective Rate	PS-39
3-Month USD LIBOR	PS-40

Product Supplement no. 1628 dated August 24, 2012

Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Trigger Notes	S-9
Additional Risk Factors Specific to the Underlier-Linked Trigger Notes	S-30
General Terms of the Underlier-Linked Trigger Notes	S-35
Use of Proceeds	S-40
Hedging	S-40
Supplemental Discussion of Federal Income Tax Consequences	S-42
Employee Retirement Income Security Act	S-49
Supplemental Plan of Distribution	S-50

General Terms Supplement dated August 24, 2012

Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-12
The Underliers	S-31
Licenses	S-32
S&P 500® Index	S-32
MSCI Indices	S-37
Hang Seng China Enterprises Index	S-44
Russell 2000® Index	S-48
FTSE® 100 Index	S-54
Euro STOXX 50® Index	S-58
TOPIX	S-63
The Dow Jones Industrial AverageSM	S-68
The iShares® MSCI Emerging Markets Index Fund	S-70

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140